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                                                                       EXHIBIT C


                              EXHIBIT to FORM 8-K
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                                 LETTERHEAD OF
                         AMERICAN PACIFIC CORPORATION


NEWS RELEASE
Contact:   David N. Keys - (702) 735-2200

                     AMERICAN PACIFIC CORPORATION ANNOUNCES
                            ASSET PURCHASE AGREEMENT

LAS VEGAS, NEVADA, October 10, 1997: American Pacific Corporation ("the Company") announced today that it has entered into an Asset Purchase Agreement (the "Agreement") with Kerr-McGee Chemical Corporation ("Kerr-McGee"). The Agreement contemplates that the Company will acquire certain process data, technical information, customer lists, marketing contacts, and related expertise used by Kerr-McGee primarily in the ammonium perchlorate ("AP") industry. The Agreement calls for a purchase price of $39 million, and grants the Company the option to purchase limited AP inventory of Kerr-McGee for additional consideration.

John R. Gibson, President and Chief Executive Officer of the Company, noted that "this Agreement represents a positive response to the severe over-capacity that exists in the AP industry. American Pacific and Kerr-McGee have combined capacity that is substantially in excess of available demand, and have been operating for several years at a low average plant utilization rate. As a result, both operations have been relatively inefficient. This Agreement is one of the many down-sizing measures that have occurred as defense expenditures have been curtailed. The management of American Pacific is optimistic that the closing of this Agreement will lead to improved efficiencies, and will facilitate the continued provision of high quality products and services to the solid rocket motor industry, and to the space and defense customers of that industry."

Closing of the transaction is subject to a number of conditions, including the Company's securing of financing for 100 percent of the purchase price, and to both parties filing premerger notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott Rodino Antitrust Improvements Act of 1976, with no adverse action following such notifications.

There can be no assurance that the conditions to closing of the transaction will be satisfied, or that the transaction will close. The management of the Company will, however, make all reasonable efforts to meet all conditions, and to conclude successfully this important transaction.

In its contemporaneous news release concerning the Asset Purchase Agreement, Kerr-McGee commented on the continuing investigation of trace amounts of
perchlorate in Lake Mead.   Clark County, Nevada, where Lake Mead is situated,
is the location of Kerr-McGee's AP operations, and was the location of the Company's AP operations until May 1988. The Company is cooperating with State and local agencies, and with Kerr-McGee and other interested firms, in the investigation and evaluation of the source or sources of these trace amounts, possible environmental impacts, and potential remediation methods. Until these

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          3770 HOWARD HUGHES PARKWAY  SUITE 300  LAS VEGAS, NV  89109
                    PHONE (702) 735-2200  FAX (702) 735-4876
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investigations and evaluations have reached appropriate conclusions, it will not be possible for the Company to determine the extent to which, if at all, the Company may be called upon to contribute to or assist with future remediation efforts, or the financial impacts, if any, of such contributions or assistance.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including potential declining demand and/or downward pricing pressures for the Company's products, governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a continued decrease in demand for AP, technological advances or new competitive products causing a reduction or elimination of demand for the Company's products, as well as the other risks detailed from time to time in the Company's most recent Form 10-K and 10-Q SEC Reports.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, and fire extinguishment systems. The Company also designs and manufactures environmental protection products and is involved in real estate development.

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